TRANSITION PERIOD RETENTION AGREEMENT

BETWEEN 3RD FED BANK

AND

JANICE SUMMERS

THIS TRANSITION PERIOD RETENTION AGREEMENT (this “Transition Agreement”) is hereby entered into between 3rd Fed Bank (the “Bank”) and Janice Summers (the “Executive”) as of December 28, 2012, but effective as of the consummation of the Merger (as defined herein) (the “Effective Date”).

WHEREAS, the parties hereto desire to set forth the terms and conditions of the employment of the Executive with the Bank during a transition period immediately following the merger of Roebling Bank (“Roebling Bank”) with and into the Bank (the “Merger”) in accordance with an Agreement and Plan of Merger by and among TF Financial Corporation (“Company”), the Bank, Roebling Financial Corp, Inc. (“RBLG”) and Roebling Bank, dated as of December 28, 2012 (the “Merger Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree, that in consideration of the mutual covenants contained herein, and in exchange for the good and valuable consideration to be paid by Bank to the Executive, this Transition Agreement by and between the Executive and the Bank is hereby made as follows:

1.           The Executive and the Bank hereby agree that as of the Effective Date, the Employment Agreement between the Executive and Roebling Bank, as attached hereto as Exhibit A and incorporated herein by reference, shall terminate and be of no further force and effect, and shall be superseded and replaced by this Transition Agreement.

2.           The Executive hereby agrees that for the period beginning on the Effective Date and ending six months thereafter, the Executive shall continue to be employed by the Bank at the Executive's salary of $130,000 per annum, and the Executive shall be responsible for assisting the Bank in finalizing the accounting of the Merger, assisting in preparation of the final tax returns for Roebling Financial Corp, Inc., Roebling Bank and related entities, assisting with the data processing conversion of the financial data and assisting in other related matters.

3.           The Bank and the Executive agree that as a result of the Merger, the Executive may terminate employment with the Bank for “good reason” as a result of a material diminution in the Employee’s authority, duties, or responsibilities after giving the Bank no less than 60 days' written notice; provided that the effective time of any such voluntary termination of employment by the Executive shall not be prior to six months following the Merger Date.  Notwithstanding the foregoing, the Bank may terminate the employment of the Executive at any time.  In either event, to induce the Executive to enter into and perform services pursuant to this Transition Agreement and agreeing to the non-solicitation provisions hereof, upon termination of employment, the Executive shall be paid the amount of $275,442 by the Bank in a single lump-sum payment (the “Lump Sum Payment”).

4.           Notwithstanding anything herein to the contrary, such Lump Sum Payment due in accordance with Section 3 herein shall be made to the Executive by the Bank on the date which is thirty (30) days following the date of termination of employment (such date being referred to as the “Payment Date”); provided that the Executive shall have executed and delivered to the Bank a release of claims as required by, and in a form reasonably satisfactory to, the Bank, and all permissible revocation periods have lapsed without being exercised by the Executive as of such Payment Date.  If the release requirements at this Section have not been satisfied by the Executive as of such Payment Date, then the obligations of the Bank to make the Lump Sum Payment to the Executive in accordance with Section 3 herein shall be nullified at such time.

5.           Notwithstanding anything herein to the contrary, the Executive shall have no right to receive the Lump Sum Payment in the event that the Executive’s employment is terminated by the Bank for “Cause.”  The Bank may, within its sole discretion, acting in good faith, terminate the Executive for “Cause” and shall notify such Executive accordingly.  Termination for "Cause" shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Transition Agreement.

6.           Non-Solicitation, Non-Disparage.  For the period from the Effective Date through the later of one year thereafter or one year following termination of employment (“Restriction Period”);

(i)           Executive will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (A) to which the Company, the Bank, RBLG, Roebling Bank, or any subsidiary of such entities sold any product or service within twenty-four months of the Executive’s termination of employment, (B) which Executive solicited, contacted or otherwise dealt with on behalf of the Company, the Bank, RBLG, Roebling Bank or any subsidiary of such entities within twenty-four months of the Executive’s termination of employment, or (C) which Executive was otherwise aware was a client of the Company, the Bank, RBLG, Roebling Bank or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for her own benefit or for the benefit of any other person, firm, association, or corporation.

(ii)           Executive hereby agrees that she shall not, on her own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities, for employment with any enterprise, nor will the Executive directly or indirectly, on her behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities  to leave the employ of the Company, the Bank, or any subsidiary of such entities.

(iii)           Executive will not make any public statements regarding the Company, the Bank, or any subsidiary of such entities without the prior consent of the Company or the Bank, and the Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction. The Company and the Bank shall not knowingly or intentionally make any statements that disparage the Executive.

(iv)           The parties acknowledges and agrees that irreparable injury will result to each in the event of a breach of any of the provisions of this Section 6 (the “Designated Provisions”) and that the parties will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the parties may have, the parties shall each be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Pennsylvania, New Jersey, or elsewhere), to restrain the violation or breach thereof by the other parties, and the parties shall each submit to the jurisdiction of such court in any such action.

(d)           The provisions of this Section 6 shall survive the expiration or termination of this Transition Agreement.

7.           This Transition Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that Federal law shall be deemed to apply.  Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Transition Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC § 1828(k) and any regulations promulgated thereunder, including the FDIC’s Regulations applicable to Golden Parachute Payments at 12 C.F.R. Part 359.  This Transition Agreement shall be included in the regulatory filings to be made by the Company and/or the Bank in connection with the Merger and may be subject to non-objection by such regulatory authorities.

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IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the date first written above.

Witness	Janice Summers, Executive

3rd Fed Bank

ATTEST:	By:
Kent C. Lufkin
President and Chief Executive Officer

Lorraine Wolfe, Secretary